Exhibit 99.1


ENRON FILES VOLUNTARY PETITIONS FOR CHAPTER 11
REORGANIZATION; SUES DYNEGY FOR BREACH OF CONTRACT, SEEKING
DAMAGES OF AT LEAST $10 BILLION

FOR IMMEDIATE RELEASE: Sunday, December 2, 2001

  -  Proceeds of Lawsuit Would Benefit Enron's Creditors
  - Company in Active Discussions to Receive Credit Support For, Recapitalize and Revitalize Its North American Wholesale Energy Trading Operations Under New Ownership Structure
  -  Enron Will Downsize Operations and Continue Sales of
     Non-Core Assets

HOUSTON -- Enron Corp. (NYSE: ENE) announced today that it along with certain of its subsidiaries have filed voluntary petitions for Chapter 11 reorganization with the U.S. Bankruptcy Court for the Southern District of New York. As part of the reorganization process, Enron also filed suit against Dynegy Inc. (NYSE: DYN) in the same court, alleging breach of contract in connection with Dynegy's wrongful termination of its proposed merger with Enron and seeking damages of at least $10 billion. Enron's lawsuit also seeks the court's declaration that Dynegy is not entitled to exercise its option to acquire an Enron subsidiary that indirectly owns Northern Natural Gas Pipeline. Proceeds from the lawsuit would benefit Enron's creditors.

In a related development aimed at preserving value in its North American wholesale energy trading business, Enron said that it is in active discussions with various leading financial institutions to provide credit support for, recapitalize and revitalize that business under a new ownership structure. It is anticipated that Enron would provide the new entity with traders, back office capabilities and technology from Enron's North American wholesale energy business, and that the new entity would conduct counterparty transactions through EnronOnline, the company's existing energy trading platform. Any such arrangement would be subject to the approval of the Bankruptcy Court.

In connection with the company's Chapter 11 filings, Enron is in active discussions with leading financial institutions for debtor-in-possession (DIP) financing and expects to complete these discussions shortly. Upon the completion and court approval of these arrangements, the new funding will be available immediately on an interim basis to supplement Enron's existing capital and help the company fulfill obligations associated with operating its business, including its employee payroll and payments to vendors for goods and services provided on or after today's filing.

Filings for Chapter 11 reorganization have been made for a total of 14 affiliated entities, including Enron Corp.;
Enron North America Corp., the company's wholesale energy trading business; Enron Energy Services, the company's retail energy marketing operations; Enron Transportation
Services, the holding company for Enron's pipeline operations; Enron Broadband Services, the company's bandwidth trading operation; and Enron Metals & Commodity
Corp.

Enron-related entities not included in the Chapter 11 filing are not affected by the filing. These non-filing entities include Northern Natural Gas Pipeline, Transwestern Pipeline, Florida Gas Transmission, EOTT, Portland General Electric and numerous other Enron international entities.

To conserve capital, Enron will implement a comprehensive cost-saving program that will include substantial workforce reductions. These workforce reductions primarily will affect the company's operations in Houston, where Enron currently employs approximately 7,500 people.

In addition, the company will continue its accelerated program to divest or wind down non-core assets and operations. Details of the units to be affected will be communicated shortly.

The Dynegy Lawsuit
In its lawsuit filed today in U.S. Bankruptcy Court in New
York, Enron alleges, among other things, that Dynegy breached its Merger Agreement with Enron by terminating the agreement when it had no contractual right to do so; and that Dynegy has no right to exercise its option to acquire the entity that indirectly owns the Northern Natural Gas pipeline because that option can only be triggered by a valid termination of the Merger Agreement.

The Chapter 11 Filings
In conjunction with today's petitions for Chapter 11 reorganization, Enron will ask the Bankruptcy Court to consider a variety of "first day motions" to support its employees, vendors, trading counterparties, customers and other constituents. These include motions seeking court permission to continue payments for employee payroll and health benefits; obtain interim financing authority and maintain cash management programs; and retain legal, financial and other professionals to support the company's reorganization actions. In accordance with applicable law and court orders, vendors and suppliers who provided goods or services to Enron Corp. or the subsidiaries that have filed for Chapter 11 protection before today's filing may have pre-petition claims, which will be frozen pending court authorization of payment or consummation of a plan of reorganization.

The Wholesale Energy Trading Business
The discussions currently underway with various leading financial institutions are aimed at obtaining credit support for, recapitalizing and revitalizing Enron's North American wholesale energy trading operations under a new ownership structure in which Enron would continue to have a significant ownership interest.

"If these discussions are successful, they could result in the creation of a new trading entity with a strong and unencumbered balance sheet, the industry's finest trading team, and its leading technology platform, all backed by one or more of the world's leading financial institutions," said Greg Whalley, Enron president and chief operating officer. "We understand that it may take time for counterparties to resume normal trading levels with this entity, but we are confident that this business can be put back on a solid footing. Obviously, our potential partners share our confidence or they would not be at the table with us. We intend to take steps to retain employees who are key to the future success of our wholesale energy trading business and to regain the support and confidence of its trading counterparties."

Comment by Ken Lay
"From an operational standpoint, our energy businesses-including our pipelines and utilities-are conducting normal operations and will continue to do so, " said Kenneth L. Lay, chairman and CEO of Enron. "While uncertainty during the past few weeks has severely impacted the market's confidence in Enron and its trading operations, we are taking the steps announced today to help preserve capital, stabilize our businesses, restore the confidence of our trading counterparties, and enhance our ability to pay our creditors."

Enron's principal legal advisor with regard to the proposed merger with Dynegy, Enron's Chapter 11 filings, the Dynegy lawsuit, and related matters is Weil, Gotshal & Manges LLP.
Enron's principal financial advisor with regard to its financial restructuring is The Blackstone Group.

About Enron Corp.
Enron Corp. markets electricity and natural gas, delivers energy and other physical commodities, and provides financial and risk management services to customers around the world. Enron's Internet address is www.enron.com.

Forward-looking Statements
This press release contains statements that are forward-looking within the meaning of Section 27A of the Securities
Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including:
various regulatory issues, the outcome of the Chapter 11 process, the outcome of the litigation discussed above, the outcome of the discussions referred to above, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in the Company's most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.